Exhibit 10.18
SoundBite Communications, Inc.
Summary of Provisions of 2007 Management Cash Compensation Plan
Purpose:
     The purpose of the 2007 Management Cash Compensation Plan (the “Plan”) is to provide a balanced compensation package while recognizing the company’s needs and its current stage of development. The Plan seeks to establish competitive levels of compensation, integrate management’s pay with the company’s performance, and provide the ability to attract and retain qualified management. The Plan is intended to align management’s financial interests with those of the company’s shareholders; increase shareholder value through continued revenue growth coupled with improved financial performance. The Plan is designed to focus senior management on year-over-year revenue growth, on achieving profitability, and on meeting the intermediate and long term strategic objectives of the company. The bonus opportunity is directly tied to factors that will impact shareholder value.
Plan Participants:
President and Chief Executive Officer
Chief Operating and Financial Officer
Chief Technology Officer
Executive Vice President Worldwide Sales
Director of Marketing Communications
Vice President Business Development
Vice President Client Management
Vice President Collections and Industry Marketing
Vice President Engineering
Vice President of Finance
Vice President Operations
The Plan:
The Plan has two components; base salary and variable performance based compensation.

A.	Base Salary:

Base salary levels for senior management are set based upon an independent third party review of senior management compensation. The recommended 2007 base salary is based on a number of factors, including the status of the competitive marketplace for such positions (including a comparison of base salaries for comparable positions at comparable companies within the Company’s industry), the responsibilities of the position, the experience, and the required knowledge of the individual.

B.	Variable Performance Based Compensation:

The Plan provides for a cash bonus to be paid on a quarterly, semi annual and annual basis. The bonus levels for senior management are set based upon an independent third party review of senior management compensation. The recommended 2007 cash bonus is based on a number of factors, including the status of the competitive marketplace for such positions (including a comparison of base salaries for comparable positions at comparable companies within the Company’s industry), the responsibilities of the position, the experience, and the required knowledge of the individual. For 2007 there will be three components to the variable performance bonus: Revenue Growth, Operating Income Breakeven/Profitability and Organizational Goals and Objectives. The respective bonuses will be accrued in the quarter they are earned. No earned bonuses will be paid until the quarter the company achieves operating income. Assuming the operating income threshold is achieved; bonuses will be paid upon closing of the company’s books and record of the respective quarter based upon the payment frequency for each component provided below.
Revenue Growth: The Revenue Growth portion provides for 33% of the individual’s bonus to be earned and paid based upon actual revenue achievement when compared to Plan revenue levels. The Revenue Growth performance will be measured and, subject to the operating income threshold, paid on a quarterly basis.
Operating Income Breakeven/Profitability: The Operating Income Breakeven/Profitability portion provides for 33% of the individual’s bonus to be earned and paid based upon actual operating income (loss/breakeven/profit) achievement when compared to Plan operating income levels. The Operating Income Breakeven/Profitability performance will be measured and, subject to the operating income threshold, paid on a quarterly basis. For purposes of this exceeding Plan bonus, a minimum threshold of operating income must be attained for the full year.
Organizational Goals and Objectives: The Organizational Goals and Objectives portion provides for 34% of the individual’s bonus to be earned and paid based upon achievement of previously agreed to goals and objectives. If the applicable goals and objectives are met, this bonus will be subject to the operating income threshold, paid on a quarterly basis. The major areas to be addressed with this program include, but are not limited to, the following: new product launches, business development, marketing programs, security, financial systems and controls implementation, operational efficiency, and research and development quality. Individual participants will incorporate these goals based upon their respective roles, responsibility, and position at the company.